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                                                                   Exhibit 10.33
CONFIDENTIAL

Mr. Mike Brocklesby
Chief Financial Officer
uDate.com Inc
New Enterprise House
St. Helens Street
Derby DE1 3GY

Dear Mike

We acknowledge that, from time to time, you may be requested to participate in assisting the Board of uDate.com Inc. ("the Company") in connection with offers or other transactions involving the Company or its shareholders that could result in a change in control of the Company.

In the event of any such offer or transaction, you would be expected to provide the Company with such services as the Board may require, which could involve extensive travel and personal time commitments. These services could extend to the preparation, issuing and approving of documents or announcements, and/or providing advice in relation to any formal recommendation made by the Board in connection with any such transaction.

In the event of any such offer or transaction, your support would have a material impact on the value attributed to the Company and it is acknowledged that your role within the Company after the completion of any such offer or transaction could be uncertain. As such the Board have appointed the Compensation Committee of the Company to consider ways to encourage your continued employment and dedication without the distraction from the possibility of such an offer or transaction and related events and circumstances. After full discussion and review the Compensation Committee have decided to offer you a Performance Bonus payable to you on completion of such a transaction.

Such Performance Bonus will be calculated as follows:

1. A Performance Bonus Fund would be set up for those key executives who would be required to participate in any such transaction, the value of which would be dependant on the Consideration paid for the Company in the transaction. For a Consideration of or less than $49,999,999 the Performance Bonus Fund shall be $500,000, for a Consideration of between $50,000,000 and $74,999,999 the Performance Bonus Fund shall be $1,000,000, for a Consideration of between $75,000,000 and $99,999,999 the
      Performance Bonus Fund shall be $1,500,000, for a Consideration of between $100,000,000 and $124,999,999 the Performance Bonus Fund shall be $2,000,000 and for a Consideration of or more than $125,000,000 the Performance Bonus Fund shall be $2,500,000.

2. You will be allocated 26.0% of the Performance Bonus Fund as a Performance Bonus.


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3.    The Performance Bonus will become payable in cash within two business days of completion of a transaction. In the event that the Company does not survive the completion of the transaction, the surviving corporation shall be obligated to pay the Performance Bonus. In the event of an offer being made for part or all of the Company's issued share capital, "completion" will mean the point in time at which the transaction becomes unconditional in all respects/control of the Company's shares or assets is transferred. Should the Company engage in a transaction to merge with or acquire a counter-party, such that the Company is the surviving entity, "completion" will mean the point in time at which control over such counter-party passes to the Company. For the avoidance of doubt, the Performance Bonus, in case of a merger, will be calculated on the value of the Company entity within the transaction. "Consideration" includes, without limitation, consideration directly or indirectly paid (including, without limitation, the value of shares of an acquiring entity or affiliate thereof issued in the transaction), dividends or other payments made in connection with the transaction, loan notes, share options, payments to holders of preferred shares and option holders, assumption of borrowings, advances or loans to cover operating and/or other expenses, and contingent or deferred consideration.

      The amount of any contingent consideration will be estimated for the purposes of the Performance Bonus calculation at an expected value mutually agreeable to you and us at the time of completion, except amounts held in escrow will be deemed paid at completion. If such mutual agreement cannot be reached, the Performance Bonus element associated with the contingent consideration will become due and payable in cash when the amount of such consideration is determined.

In the case of a general offer being made for the issued share capital of the Company, the Company's share price, for purposes of calculating consideration, will be defined as the value attributable to each of the Company's shares as reported in the official public announcement of the transaction. If consideration includes shares of the counter-party but with a partial or full cash alternative at a different value per share, the value attributed to each of the Company's shares (for the purposes of determining the share price) will be based on selecting the share alternative.

For the purposes of all Performance Bonus calculations, the exchange rate will be, as appropriate, the mid point of the closing rate on the day of announcement or when the contingent consideration is determined.

If you or the Company's Board is advised that the payment by the Company of any part of the Performance Bonus is unlawful, the Company will take all reasonable steps open to it either to render such payment lawful or procure that it will be a term of the relevant transaction agreement that such Performance Bonus be borne by the counter-party to the transaction. The obligation for payment of the Performance Bonus due under this agreement may be assumed by a third party if mutually agreed by the Company and yourself.

Each provision of this letter is several and is not affected if another provision of this letter is found to be invalid or unenforceable or to contravene applicable law or regulations.


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This letter sets out the entire agreement between us and will be governed by and construed in accordance with English law, and no term or provision of this agreement may be amended, discharged or modified in any respect except in writing signed by both the Company and yourself. Any claim or disputes arising out of or in connection with this agreement will be subject to the exclusive jurisdiction of the English courts. This letter is not enforceable by anyone other than yourself and the Company.

Should you wish to proceed, please confirm your acceptance of the terms of this letter by signing and returning one copy to me.

Yours sincerely,


/s/ Melvyn Morris                       December 19, 2002
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Mel Morris                              Date
President and CEO
For and on behalf of uDate.com Inc

ACCEPTED AND AGREED TO:

Mike Brocklesby

/s/ M. Brocklesby
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